The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2019

Citigroup Global Markets Holdings Inc.	June-----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH2567 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Principal-at-Risk Securities Linked to 3-Month U.S. Dollar LIBOR Due June 20, 2020

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities will pay a single fixed coupon payment at maturity. If the full stated principal amount of the securities is repaid at maturity, that fixed coupon payment will result in a yield on the securities that is generally higher than the yield on our conventional debt securities of the same maturity. However, in exchange for this potential higher yield, you must accept the risk that you may not be repaid the full stated principal amount of your securities at maturity. The risk that you may not be repaid the full stated principal amount of your securities at maturity will depend on the performance of the underlying rate specified below. If the underlying rate declines by more than the buffer percentage specified below from the initial underlying rate to the final underlying rate, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that decline exceeds the buffer percentage. Accordingly, the lower the final underlying rate, the less benefit you will receive from the buffer percentage.

▪	You should understand that you will have potential downside exposure to a decline in the underlying rate based on the percentage change in the underlying rate from the initial underlying rate to the final underlying rate, expressed as a percentage of the initial underlying rate, which is different from the absolute change in the underlying rate. For example, if the underlying rate were to decline from the initial underlying rate of 2.402% to a final underlying rate of 1.402%, that would represent a -1% absolute change in the underlying rate, but an approximately -42% percentage change. In that circumstance, because the underlying rate would have declined by more than the buffer percentage in percentage change terms, you would receive less than the stated principal amount of your securities at maturity.

▪	There is uncertainty about the future of 3-month U.S. Dollar LIBOR. The payment at maturity will be contingent on a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. Dollar LIBOR is discontinued. See “Risk Factors Relating to the Securities” and “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying rate:	3-month U.S. Dollar LIBOR, subject to “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement
Stated principal amount:	$1,000 per security
Strike date:	June 14, 2019
Pricing date:	June 18, 2019
Issue date:	June 20, 2019
Valuation date:	June 18, 2020, subject to postponement if such date is not a London business day. See “Additional Terms of the Securities” in this pricing supplement.
Maturity date:	June 20, 2020
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the fixed coupon payment plus an amount determined as follows:

▪   If the final underlying rate is greater than or equal to the final buffer rate: $1,000

▪   If the final underlying rate is less than the final buffer rate:
$1,000 + [($1,000 × the downside gearing factor × (the underlying rate percentage change + the buffer percentage)], but in no event less than $0

If the final underlying rate is less than the final buffer rate, you will lose some, and up to all, of the stated principal amount of your securities at maturity.

Initial underlying rate:	2.402%, which is equal to the underlying rate on the strike date
Final buffer rate:	1.4412%, which is equal to 60% of the initial underlying rate
Final underlying rate:	The underlying rate on the valuation date
Fixed coupon payment:	On the maturity date, you will receive a fixed coupon payment of $132.50 per security (13.25% of the stated principal amount)
Underlying rate percentage change:	(i) The final underlying rate minus the initial underlying rate, divided by (ii) the initial underlying rate
Buffer percentage:	40%
Downside gearing factor:	The initial underlying rate divided by the final buffer rate, which is approximately 166.67%
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17327TCB0 / US17327TCB08
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$	$
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be between $975 and $985 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and if the securities priced today, would receive an underwriting fee of approximately $10 per security sold in this offering. In no event will the underwriting fee exceed $10 per security. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. You should refer to “Risk Factors” and “General Information—Fees and selling concessions” in this pricing supplement for more information. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The diagram below illustrates the payment at maturity on the securities for a range of hypothetical underlying rate percentage changes.

Principal-at-Risk Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Rate

The table and examples below illustrate various hypothetical payments at maturity (including the fixed coupon payment) assuming various hypothetical final underlying rates. Your actual payment at maturity per security will depend on the actual final underlying rate and may differ from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final underlying rate is greater than or less than the final buffer rate and, if less, how much less.

Hypothetical Final Underlying Rate	Hypothetical Underlying Rate Percentage Change	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
4.8040%	100.00%	$1,132.50	13.25%
4.2035%	75.00%	$1,132.50	13.25%
3.6030%	50.00%	$1,132.50	13.25%
2.7203%	13.25%	$1,132.50	13.25%
2.6422%	10.00%	$1,132.50	13.25%
2.5221%	5.00%	$1,132.50	13.25%
2.4020%	0.00%	$1,132.50	13.25%
2.2819%	-5.00%	$1,132.50	13.25%
2.1618%	-10.00%	$1,132.50	13.25%
1.9216%	-20.00%	$1,132.50	13.25%

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Citigroup Global Markets Holdings Inc.

1.6814%	-30.00%	$1,132.50	13.25%
1.4412%	-40.00%	$1,132.50	13.25%
1.3211%	-45.00%	$1,049.17	4.92%
1.2010%	-50.00%	$965.83	-3.42%
0.9608%	-60.00%	$799.17	-20.08%
0.7206%	-70.00%	$632.50	-36.75%
0.4804%	-80.00%	$465.83	-53.42%
0.2402%	-90.00%	$299.17	-70.08%
0.0000%	-100.00%	$132.50	-86.75%

(1) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

Example 1. The final underlying rate is 2.5221%. In this example, the final underlying rate is greater than the final buffer rate.

Payment at maturity per security = $1,000 + the fixed coupon payment

= $1,000 + $132.50

= $1,132.50

In this scenario, the underlying rate has increased from the initial underlying rate to the final underlying rate. As a result, your total payment at maturity per security in this scenario would be equal to the $1,000 stated principal amount plus the fixed coupon payment.

Example 2. The final underlying rate is 1.6814%. In this example, the final underlying rate is greater than the final buffer rate.

Payment at maturity per security = $1,000 + the fixed coupon payment

= $1,000 + $132.50

= $1,132.50

In this scenario, the underlying rate has decreased from the initial underlying rate to the final underlying rate, but not below the final buffer rate. As a result, your total payment at maturity in this scenario would be equal to the stated principal amount plus the fixed coupon payment.

Example 3. The final underlying rate is 1.2010%, resulting in a -50% underlying rate percentage change. In this example, the final underlying rate is less than the final buffer rate.

Payment at maturity per security = $1,000 + [$1,000 × the downside gearing factor × (the underlying rate percentage change + the buffer percentage)] + the fixed coupon payment

= $1,000 + [$1,000 × approximately 166.67% × (-50% + 40%)] + $132.50

= $1,000 + [$1,000 × approximately 166.67% × -10%] + $132.50

= $1,000 + -$166.67 + $132.50

= $965.83

In this scenario, the underlying rate has declined from the initial underlying rate to the final underlying rate and is below the final buffer rate. As a result, you would not be repaid the full stated principal amount of your securities at maturity.

Example 4. The final underlying rate is 0.7206%, resulting in a -70% underlying rate percentage change. In this example, the final underlying rate is less than the final buffer rate.

Payment at maturity per security = $1,000 + [$1,000 × the downside gearing factor × (the underlying rate percentage change + the buffer percentage)] + the fixed coupon payment

= $1,000 + [$1,000 × approximately 166.67% × (-70% + 40%)] + $132.50

= $1,000 + [$1,000 × approximately 166.67% × -30%] + $132.50

= $1,000 + -$500.00 + $132.50

= $632.50

In this scenario, the underlying rate has declined from the initial underlying rate to the final underlying rate and is less than the final buffer rate. As a result, you would not be repaid the full stated principal amount of your securities at maturity. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer percentage the greater the depreciation of the underlying rate. As this example illustrates, because the payment at maturity is based on the percentage change in the underlying rate from the initial underlying rate to the final underlying rate, a relatively small absolute change in the underlying rate can result in a

PS-3

Citigroup Global Markets Holdings Inc.

significant loss on the securities. In this example, while the absolute change in the underlying rate is only -1.6814%, that movement represents a -70.00% percentage change from the initial underlying rate to the final underlying rate.

Example 5. The hypothetical final underlying rate is 0.000%, resulting in a -100% underlying rate percentage change. In this example, the final underlying rate is less than the final buffer rate.

Payment at maturity per security = $1,000 + [$1,000 × the downside gearing factor × (the underlying rate percentage change + the buffer percentage)] + the fixed coupon payment

= $1,000 + [$1,000 × approximately 166.67% × (-100% + 40%)] + $132.50

= $1,000 + [$1,000 × approximately 166.67% × -60%] + $132.50

= $1,000 - $1,000 + $132.50

= $132.50

In this scenario, the hypothetical final underlying rate is 0.000%, representing a -100.00% percentage change in the underlying rate from the initial underlying rate to the final underlying rate, and you would not be repaid any of your stated principal amount at maturity.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying rate. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	You may lose some or all of your stated principal amount at maturity. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the final underlying rate. If the final underlying rate is less than the final buffer rate, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the percentage decline in the underlying rate exceeds the buffer percentage. You should understand that any decline in the underlying rate in excess of the buffer percentage will result in a magnified loss to your investment by the downside gearing factor, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying rate, the less benefit you will receive from the buffer percentage.

■	A relatively small absolute change in the underlying rate may result in a significant loss on the securities. If the final underlying rate is less than the final buffer rate, you will receive less than the stated principal amount of your securities at maturity. The extent of that loss will depend on the percentage change from the initial underlying rate to the final underlying rate. This percentage change is not the same as, and will be significantly worse than, the absolute change from the initial underlying rate to the final underlying rate. For example, if the underlying rate were to decline from the initial underlying rate of 2.402% to a final underlying rate of 0.2402%, that would represent only a -2.1618% absolute change in the underlying rate, but an approximately -90% percentage change. In this scenario, you would lose 70.08% of your investment in the securities (after taking into account the fixed coupon payment). The fact that relatively small absolute changes in the underlying rate may result in significant losses on the securities makes the securities highly risky investments. You should not invest in the securities unless you fully understand this risk and can bear the loss of a substantial portion, and up to all, of your investment in the securities.

■	The initial underlying rate, which is set on the strike date, may be higher than the underlying rate on the pricing date. If the underlying rate on the pricing date is less than the initial underlying rate that is set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial underlying rate set on the pricing date.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed coupon payment. You will not participate in any increase in the underlying rate.

■	Your payment at maturity depends on the underlying rate on a single day. Because your payment at maturity depends on the underlying rate solely on the valuation date, you are subject to the risk that the underlying rate on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in another instrument linked to the underlying rate that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the underlying rate values, you might have achieved better returns.

PS-4

Citigroup Global Markets Holdings Inc.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any fees and selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying rate and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying rate and a number of other factors,

PS-5

Citigroup Global Markets Holdings Inc.

including interest rates generally, the time remaining to maturity of the securities and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the underlying rate may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	Our offering of the securities is not a recommendation of an investment linked to the underlying rate. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying rate is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in instruments related to the underlying rate, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate.

■	The underlying rate will be affected by a number of factors. Your payment at maturity will depend on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, a decrease by the Federal Reserve Board in the federal funds target rate has historically been associated with a decrease in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the final underlying rate may be less than the final buffer rate even if the federal funds target rate remains at its current level. Further, the above and other factors may also have a negative impact on the value of the securities generally.

■	The historical performance of the underlying rate is not an indication of its future performance. The historical performance of the underlying rate, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying rate during the term of the securities. Changes in the underlying rate will affect the value of the securities, but it is impossible to predict whether the underlying rate will rise or fall.

■	The underlying rate may be discontinued or reformed, which may adversely affect the value of and return on the securities. Certain base rates, including 3-month U.S. Dollar LIBOR, are deemed to be “benchmarks” and are the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause such benchmarks to perform differently than they performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any securities that refer, or are linked, to a “benchmark” to calculate payments due on those securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks”.

To the extent 3-month U.S. Dollar LIBOR is discontinued or is no longer quoted, the underlying rate will be determined using the alternative methods described in “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” below. Any of these alternative methods may result in a return on the securities that is lower than you would have received if 3-month U.S. Dollar LIBOR was available in its current form. For the underlying rate, a Benchmark Replacement will be used to determine the underlying rate if 3-month U.S. Dollar LIBOR is discontinued, as described in “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” below. Any of the foregoing may have an adverse effect on the value of the securities.

■	The underlying rate will be calculated using a Benchmark Replacement selected by the issuer if a LIBOR Benchmark Transition Event occurs. As described in detail in the section “Additional Terms of the Securities—Determination of 3-month U.S. Dollar LIBOR” below (the “benchmark transition provisions”), if during the term of the securities, the issuer (or an affiliate) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the underlying rate, the issuer (or such affiliate) in its sole discretion will select a Benchmark Replacement as the underlying rate in accordance with the benchmark transition provisions. The Benchmark Replacement may include adjustments and technical, administrative or operational changes described in the benchmark transition provisions if the issuer (or such affiliate) determines in its sole discretion they are required.

The interests of the issuer (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the securities. The selection of a Benchmark Replacement, and any decisions made by the issuer (or such affiliate) in connection with implementing a Benchmark Replacement with respect to the securities, could result in adverse consequences to the securities, which could adversely affect the return on, value of and market for the securities. Further,

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Citigroup Global Markets Holdings Inc.

there is no assurance that the characteristics of any Benchmark Replacement will be similar to 3-month U.S. Dollar LIBOR or that any Benchmark Replacement will produce the economic equivalent of 3-month U.S. Dollar LIBOR.

■	The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the securities. Under the benchmark transition provisions, if a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to 3-month U.S. Dollar LIBOR, then the underlying rate will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement).

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on the Secured Overnight Financing Rate. Term SOFR is currently being developed under the sponsorship of Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to 3-month U.S. Dollar LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the underlying rate (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the issuer (or one of its affiliates). In addition, the benchmark transition provisions expressly authorize the issuer (or one of its affiliates) to make Benchmark Replacement Conforming Changes with respect to, among other things, the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the return on, value of and market for the securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current underlying rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current underlying rate that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked securities may fluctuate more than securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the securities may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction in the value of and return on the securities.

■	The underlying rate may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in financial instruments related to the underlying rate and may adjust such positions during the term of the securities. Our affiliates also trade financial instruments related to the underlying rate on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying rate in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■	You will have no rights against the publisher of the underlying rate. You will have no rights against the publisher of the underlying rate even though the amount you receive on the maturity date will depend upon the level of the underlying rate. The publisher of the underlying rate is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

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Citigroup Global Markets Holdings Inc.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as the discontinuance of the underlying rate, Citibank, N.A., as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, the tax treatment of the securities is unclear, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. An ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.”

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of the coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating all or a portion of the coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of the coupon payment made to a non-U.S. investor on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on the coupon payment made to a non-U.S. investor on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements, and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

The securities are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of 3-month U.S. Dollar LIBOR

The “underlying rate” is 3-month U.S. Dollar LIBOR, except as otherwise described below. 3-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each London business day, 3-month U.S. Dollar LIBOR will equal the rate for 3-month U.S. Dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time). If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. Dollar LIBOR cannot be determined on any day on which 3-month U.S. Dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. Dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. Dollar LIBOR will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. Dollar LIBOR as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. Dollar LIBOR for the London business day will be the same as for the immediately preceding London business day.

A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Notwithstanding the foregoing, if the issuer (or one of its affiliates) determines on or prior to the relevant determination date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined below) have occurred with respect to 3-month U.S. Dollar LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the underlying rate. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the underlying rate will be deemed to be the Benchmark Replacement (as defined below).

Effect of Benchmark Transition Event

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Citigroup Global Markets Holdings Inc.

Benchmark Replacement. If the issuer (or one of its affiliates) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the underlying rate on any date, the Benchmark Replacement will replace the then-current underlying rate for all purposes relating to the securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the issuer (or one of its affiliates) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the issuer (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the issuer’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

Certain Defined Terms. As used in this section:

“Underlying rate” means, initially, 3-month U.S. Dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to 3-month U.S. Dollar LIBOR or the then-current underlying rate, then “underlying rate” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current underlying rate, plus the Benchmark Replacement Adjustment for such underlying rate; provided that if the issuer (or one of its affiliates) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the issuer (or such affiliate) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current underlying rate for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5)	the sum of: (a) the alternate rate of interest that has been selected by the issuer (or one of its affiliates) as the replacement for the then-current underlying rate for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current underlying rate for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the issuer (or one of its affiliates) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making

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Citigroup Global Markets Holdings Inc.

payments of interest, rounding of amounts or tenors, and other administrative matters) that the issuer (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the issuer (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the issuer (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the issuer (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current underlying rate:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the underlying rate permanently or indefinitely ceases to provide the underlying rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current underlying rate:

(1)    a public statement or publication of information by or on behalf of the administrator of the underlying announcing that such administrator has ceased or will cease to provide the underlying rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the underlying rate;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the underlying rate, the central bank for the currency of the underlying rate, an insolvency official with jurisdiction over the administrator for the underlying rate, a resolution authority with jurisdiction over the administrator for the underlying rate or a court or an entity with similar insolvency or resolution authority over the administrator for the underlying rate, which states that the administrator of the underlying rate has ceased or will cease to provide the underlying rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the underlying rate; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the underlying rate announcing that the underlying rate is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the issuer (or one of its affiliates) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that, if, and to the extent that, the issuer (or one of its affiliates) determines that Compounded SOFR cannot be determined in accordance with the previous clause then the rate, or methodology for this rate, and conventions for this rate that have been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current underlying rate.

“NY Federal Reserve’s Website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the underlying rate means the rate determined for the Corresponding Tenor by

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Citigroup Global Markets Holdings Inc.

interpolating on a linear basis between: (1) the U.S. Dollar LIBOR rate for the longest period (for which U.S. Dollar LIBOR is available) that is shorter than the Corresponding Tenor and (2) the U.S. Dollar LIBOR rate for the shortest period (for which LIBOR is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the U.S. Dollar LIBOR for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to U.S. Dollar LIBOR for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the underlying rate means (1) if the underlying rate is 3-month U.S. Dollar LIBOR, 11:00 a.m. (London time) on the day that is two London business days preceding the date of such determination, and (2) if the underlying rate is not 3-month U.S. Dollar LIBOR, the time determined by the issuer (or its affiliate) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, (or a successor administrator) on the NY Federal Reserve’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Postponement of the Valuation Date

If the scheduled valuation date is not a London business day, then the valuation date will be postponed to the earlier of (a) the first following day that is a London business day and (b) the business day immediately preceding the maturity date. If the valuation date is postponed to a day that is not a London business day, that day will nevertheless be the valuation date, in which case 3-month U.S. Dollar LIBOR will be determined as described under “—Determination of 3-month U.S. Dollar LIBOR” above.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration, but prorating the fixed coupon payment for the period of time elapsed from the issue date to the date of acceleration.

In case of default in the payment at maturity on the securities, no interest will accrue on such overdue payment either before or after the maturity date.

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Citigroup Global Markets Holdings Inc.

Historical Information on 3-month U.S. Dollar LIBOR

The following graph shows the published daily rate for the underlying rate in the period from January 2, 2008 through June 14, 2019. The historical underlying rate should not be taken as an indication of the future performance of the underlying rate. Any historical upward or downward trend in the underlying rate during any period set forth below is not an indication that the underlying rate is more or less likely to increase or decrease at any time during the term of the securities. The underlying rate on June 14, 2019, was 2.402%.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to June 14, 2019

United States Federal Tax Considerations

You should note that, other than the discussion under “United States Federal Tax Considerations—Assumption by Citigroup” regarding the possible assumption of the securities by Citigroup Inc., the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

• a financial institution;

• a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

• a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

• a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

• an entity classified as a partnership for U.S. federal income tax purposes;

• a regulated investment company;

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Citigroup Global Markets Holdings Inc.

• a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

• a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, the potential application of the Medicare contribution tax or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code . You should consult your tax adviser about the application of U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) a derivative contract with respect to the underlying rate (a “Derivative Contract”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Derivative Contract (the “Deposit”).  Moreover, we intend to treat the Derivative Contract as an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit in exchange for an amount determined by reference to the final value of the underlying rate (the “Put Option”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

• a portion of the coupon payment made with respect to a security will be attributable to interest on the Deposit; and

• the remainder will represent option premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of the coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payment. Because the term of the securities is not more than one year, the Deposit generally should be treated as a “short-term obligation” issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit. Under this treatment, if you are an accrual-method holder, or a cash-method holder who so elects, you will be required to include the discount in income as it accrues on a straight-line basis, unless you elect to accrue the discount on a constant-yield method based on daily compounding. If you are a cash-method holder who does not elect to accrue the discount in income currently, (i) you should include interest paid on the Deposit upon receipt and (ii) you will be required to defer deductions for interest paid on any indebtedness you incurred to purchase or carry the securities in an amount not exceeding the amount of accrued discount, if any, that you have not included in income.

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Citigroup Global Markets Holdings Inc.

The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security plus any amounts previously accrued into income but not yet paid). Any loss should be treated as short-term capital loss. Any gain should be treated as ordinary interest income to the extent of the amount of any accrued but unpaid discount on the Deposit not yet taken into income and any remaining gain should be treated as short-term capital gain.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payment.”

If a security is retired for its stated principal amount (without taking into account the coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash, not counting the coupon payment, that is different from the stated principal amount, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognise gain or loss with respect to the Put Option in an amount equal to the difference between (i) the Put Premium received and the cash you receive at maturity, excluding the coupon payment, and (ii) the Deposit.

Because of the lack of authority addressing the tax treatment of financial instruments linked to the underlying rate or a similar underlying market measure, there is significant uncertainty regarding whether gain or loss recognized with respect to the Put Option upon the retirement of a security should be treated as capital gain or loss or as ordinary income or loss.  This determination could have a significant effect on the tax consequences to you of owning a security.  In particular, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” While our counsel believes that it would be reasonable to treat any such gain or loss as capital gain or loss, in light of the significant uncertainty regarding this issue you should consult your tax adviser regarding the character of this gain or loss.

Possible Taxable Event.  In the event of a designation of a successor underlying rate, it is possible that the securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

As discussed above, the tax treatment of the securities is unclear. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.

Even if the treatment of a security as a Deposit and a Derivative Contract is respected, the IRS could seek to treat the Derivative Contract as a “notional principal contract” instead of an option.  In that event, because there are no currently effective regulations that comprehensively address the treatment of income and deductions on a notional principal contract providing for contingent payments, the timing and character of income and deductions on the Derivative Contract would be unclear.  You would likely be required to recognize income during the term of the securities with respect to the Derivative Contract, in an amount that could differ from the portion of the coupon payment that is attributable to the Derivative Contract.  In addition, any income or loss you recognized at maturity of the securities would likely be ordinary income or loss (which, if you are an individual, might be treated as a non-deductible “miscellaneous itemized deduction”).

Alternatively, a security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to the coupon payment on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities.

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Citigroup Global Markets Holdings Inc.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

There is significant uncertainty regarding the proper U.S. federal tax treatment of the securities. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If you are a Non-U.S. Holder to which this paragraph may apply, you should consult your tax adviser regarding other U.S. tax consequences of the ownership and disposition of the securities. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities” alternative tax treatments could apply to the securities, in which case the tax consequences to you could be materially and adversely affected. In addition, potential legislative or regulatory changes to the tax treatment of the securities could adversely impact your consequences of an investment in the securities.

The proper tax treatment of the securities is uncertain. While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the certification requirement described above and the discussion below regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

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Citigroup Global Markets Holdings Inc.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a sale, exchange or other taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest, dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Although the application of the FATCA rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate

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Citigroup Global Markets Holdings Inc.

consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $10 for each security sold in this offering. The actual underwriting fee will be equal to the selling

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Citigroup Global Markets Holdings Inc.

concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $10 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the underlying rate and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects the uncertainty on the date of this preliminary pricing supplement about the values of the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

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Citigroup Global Markets Holdings Inc.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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